UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-34632	88-0313393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 1, 2010, CryoPort, Inc. (the “Registrant”) entered into a Second Amendment to Master Consulting and Engineering Services Agreement (the “Second Amendment”) with KLATU Networks, LLC (“KLATU”), which amends that certain Master Consulting and Engineering Services Agreement between the parties dated as of October 9, 2007 (the “Agreement”), as amended by that certain First Amendment to Master Consulting and Engineering Services Agreement between the parties dated as of April 23, 2009 (the “First Amendment”).

The parties entered into the Second Amendment to clarify their mutual intent and understanding that all license rights granted to the Registrant under the Agreement, as amended, shall survive any termination or expiration of the Agreement.

In addition, in recognition that the Registrant has paid KLATU less than the market rate for comparable services, the Second Amendment provides that if the Registrant terminates the Agreement without cause, which the Registrant has no intention of doing, or liquidates, KLATU shall be entitled to receive additional consideration for its services provided from the commencement of the Agreement through such date of termination which additional compensation shall not be less than $2 million plus two times the “cost of work” (as defined in the Agreement). Any such additional compensation would be payable would be paid in three equal installments within 12 months following the date the amount of such additional compensation is determined.

Finally, the Second Amendment clarifies the scope of the licenses granted to the Registrant under the Agreement and the limitations with respect to the ability of KLATU to directly or indirectly develop or commercialize, or grant to any affiliate or third party the right to directly or indirectly develop or commercialize, any technology or services or products competitive with the “developed technology” within the “field of use”, each as defined in the Agreement, as amended.

The summary of the terms of the Second Amendment is qualified in its entirety by the text of the Second Amendment. A copy of the Second Amendment will be filed as an exhibit to the Registrants’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: November 5, 2010

By:       /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman